RBSM LLP

NEW YORK, NEW YORK

April 26, 2016

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Microlin Bio, Inc. (the "Company") Form 8-K dated April 26, 2016, and are in agreement with the statements relating only to RBSM, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/ RBSM LLP

New York, New York